Royal Bank of Canada	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-208507

Pricing Supplement Dated July 25, 2016 To the Prospectus Dated January 8, 2016 and Prospectus Supplement Dated January 8, 2016	$300,000,000 Senior Floating Rate Notes, Due July 29, 2019 Royal Bank of Canada

The notes (the “Notes”) are senior unsecured floating rate notes.  Interest and the amount payable upon maturity of the Notes will be paid in cash as described in this pricing supplement.

We may not redeem the Notes prior to their maturity.  There is no sinking fund for the Notes.  All payments on the Notes are subject to our credit risk.

The CUSIP number for the Notes is 78012KRL3.

The Notes will not be listed on any securities exchange.

Investing in the Notes involves a number of risks.  See “Risk Factors” on page P-4 of this pricing supplement and beginning on page S-1 of the prospectus supplement dated January 8, 2016.

The Notes are unsecured and are not savings accounts or insured deposits of a bank.  The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100.000%	$ 300,000,000
Underwriting discount	0.150%	$ 450,000
Proceeds to Royal Bank of Canada	99.850%	$ 299,550,000

We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company (“DTC”) (including through its indirect participants Euroclear, Clearstream and CDS Clearing and Depository Services Inc. (“CDS”)) on or about July 29, 2016, against payment in immediately available funds.

Lead Managers and Joint Book Runners
RBC Capital Markets	Morgan Stanley	Wells Fargo Securities

Senior Floating Rate Notes, Due July 29, 2019 Royal Bank of Canada

TERMS OF THE NOTES

We describe the basic features of the Notes in the sections of the prospectus dated January 8, 2016 called “Description of Debt Securities” and prospectus supplement dated January 8, 2016 called “Description of the Notes We May Offer,” subject to and as modified by the provisions described below.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series G

Title of Series:	Senior Floating Rate Notes, due July 29, 2019

Principal Amount:	US $ 300,000,000

Ranking:	Senior

Currency:	U.S. Dollars

Interest Rate Basis:	LIBOR, as described herein

Index Maturity:	3 months

Spread:	Plus 0.48%

Initial Interest Rate:
The initial interest rate for the initial interest reset period prior to the Interest Payment Date on October 29, 2016 will be based upon the 3 Month USD LIBOR interest rate, determined on July 27, 2016, plus 0.48% per annum.

Interest Payment Dates:	Quarterly on the 29th day of each January, April, July and October, beginning October 29, 2016, subject to the modified following business day convention described below under “Payment Convention.”

Interest Reset Dates:	Quarterly on the 29th day of each January, April, July and October, beginning October 29, 2016, subject to the modified following business day convention described below under “Payment Convention.”

Record Dates for Interest Payments:	The fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date.

Interest Determination Dates:	Two London business days prior to each Interest Reset Date.

Payment Convention:
Modified following business day convention as described in the accompanying prospectus supplement dated January 8, 2016 under the captions “Description of the Notes We May Offer—Interest” and “Description of the Notes We May Offer—Interest Rates—Floating Rate Notes—Interest Payment Dates.”

Senior Floating Rate Notes, Due July 29, 2019 Royal Bank of Canada

Business Days:	A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City, Toronto or London.

Day Count Convention:	Actual / 360

Pricing Date:	July 25, 2016

Issue Date:	July 29, 2016

Maturity Date:	July 29, 2019

Redemption at our Option:	Not applicable

Repayment at Option of Holder:	Not applicable

Minimum Denominations:	$1,000 and integral multiples thereof.

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC

Public Offering Price:	100.000%

Underwriting Discount:	0.150%

Clearance and Settlement:
DTC (including through its indirect participants Euroclear, Clearstream and CDS, as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 8, 2016).

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Calculation Agent:	RBC Capital Markets, LLC

Terms Incorporated in the Master Note:
All of the terms appearing above and including the items captioned “Minimum Denominations” and “Repayment at Option of Holder” on pages P-2 and P-3 under the caption “Terms of the Notes” of this pricing supplement and the terms appearing under the caption “Specific Terms of the Notes” below.

The Notes are part of a series of senior debt securities of Royal Bank entitled “Senior Global Medium-Term Notes, Series G”.  The Notes will have the CUSIP No. 78012KRL3.

Senior Floating Rate Notes, Due July 29, 2019 Royal Bank of Canada

RISK FACTORS

An investment in the Notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus, dated January 8, 2016, and the accompanying prospectus supplement, dated January 8, 2016.  The Notes are not secured debt.  You should carefully consider whether the Notes are suited to your particular circumstances.  This pricing supplement should be read together with the accompanying prospectus, dated January 8, 2016, and the accompanying prospectus supplement, dated January 8, 2016.  The information in the accompanying prospectus and the accompanying prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement.  This section describes the most significant risks relating to an investment in the Notes.  We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and accompanying prospectus supplement, before investing in the Notes.

Investors Are Subject to Our Credit Risk, and Market Perceptions About Our Creditworthiness May Adversely Affect the Market Value of the Notes.

Investors are dependent on our ability to pay all amounts due on the Notes on the interest payment dates and at maturity, and, therefore, investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decrease in the market’s view on or confidence in our creditworthiness is likely to adversely affect the market value of the Notes.

The Market Value of the Notes May Be Influenced by Unpredictable Factors.

The market value of your Notes may fluctuate between the date you purchase them and the Maturity Date. Several factors, many of which are beyond our control, will influence the market value of the Notes. Factors that may influence the market value of the Notes include:

•	supply and demand for the Notes, including inventory positions with the underwriters or any other market-maker;

•	interest rates in the market and expectations about future interest rates;

•	the creditworthiness of Royal Bank;

•	the time remaining to the maturity of the Notes; and

•	economic, financial, political, regulatory or judicial events that affect financial markets generally.

The Notes Will Not Be Listed on Any Securities Exchange and Secondary Trading May Be Limited.

The Notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Notes.  The underwriters may, but are not obligated to, make a market in the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which the underwriters are willing to transact.  If at any time the underwriters were not to make a market in the Notes, it is likely that there would be no secondary market for the Notes.  Accordingly, you should be willing to hold your Notes to maturity.

Senior Floating Rate Notes, Due July 29, 2019 Royal Bank of Canada

SPECIFIC TERMS OF THE NOTES

Please note that in this section entitled “Specific Terms of the Notes,” references to “holders” mean those who own Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in Notes registered in street name or in Notes issued in book-entry form through DTC or another depositary.  Owners of beneficial interests in the Notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement, dated January 8, 2016, and “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus, dated January 8, 2016.

The Notes are part of a series of senior debt securities entitled “Senior Global Medium-Term Notes, Series G,” that we may issue under our senior indenture, dated as of October 23, 2003, between Royal Bank and The Bank of New York Mellon, as successor to the corporate trust business of JPMorgan Chase Bank, N.A., as trustee, as supplemented by a first supplemental indenture, dated as of July 21, 2006, and by a second supplemental indenture, dated as of February 28, 2007, and as further amended, from time to time (the “indenture”).  The Notes are described in the accompanying prospectus supplement.  This pricing supplement summarizes financial and other terms that apply to the Notes.  We describe terms that apply generally to all Series G medium-term notes in “Description of the Notes We May Offer” in the accompanying prospectus supplement.  The terms described in this pricing supplement supplement those described in the accompanying prospectus and accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to Royal Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes.  If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

In addition to the terms described on the front and inside cover of this pricing supplement, the following specific terms will apply to the Notes:

Interest

Interest on the Notes will be payable quarterly in US Dollars on the 29th day of each January, April, July and October, beginning October 29, 2016, subject to a modified following business day convention as described in the accompanying prospectus supplement dated January 8, 2016 under the captions “Description of the Notes We May Offer—Interest” and “Description of the Notes We May Offer—Interest Rate.”  The interest on the Notes for each period will be equal to the three-month USD LIBOR plus a spread of 0.48% (the “interest rate”) per annum.  The interest rate will be calculated by reference to Reuters page LIBOR01 two London business days prior to the start of each interest period as provided for the Notes in the accompanying prospectus supplement.

Minimum Denominations

$1,000 and integral multiples thereof.

Defeasance

There shall be no defeasance, full or covenant, applicable to the Notes.

Payment at Maturity

At maturity you will receive an amount equal to the principal of your Notes plus any accrued and unpaid interest.

Senior Floating Rate Notes, Due July 29, 2019 Royal Bank of Canada

Manner of Payment and Delivery

Any payment on the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office.  We also may make any payment in accordance with the applicable procedures of the depositary.

Calculation Agent

Please note that RBC Capital Markets, LLC is currently serving as the calculation agent for the Notes.  We may change the calculation agent for the Notes at any time without notice and RBC Capital Markets, LLC may resign as calculation agent at any time upon sixty (60) days’ written notice to Royal Bank.

Senior Floating Rate Notes, Due July 29, 2019 Royal Bank of Canada

ADDITIONAL AMOUNTS

We will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a Note, or of a right to receive payment in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:

(i)	is someone with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof other than by reason of the holder’s activity in connection with purchasing such Note, the holding of such Note or the receipt of payments thereunder;

(iii)	is, or does not deal at arm’s length with a person who is, a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank;

(iv)
presents such Note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a Note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any Note means:

(a)	the due date for payment thereof, or

(b)
if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Notes in accordance with the indenture;

(v)
could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)
is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Sections 1471 through 1474 of the United States Internal Revenue Code of 1986 (or any successor provisions) (the “Internal Revenue Code”), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

Senior Floating Rate Notes, Due July 29, 2019 Royal Bank of Canada

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

SUPPLEMENTAL TAX CONSIDERATIONS

The following does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The discussion below supplements the discussion under “Tax Consequences—United States Taxation” in the accompanying prospectus, dated January 8, 2016, and is subject to the limitations and exceptions set forth therein.  This discussion is only applicable to you if you are a U.S. holder (as defined in the accompanying prospectus).  If you are not a U.S. holder, please consult your own tax advisor.

In the opinion of our counsel, Sullivan & Cromwell LLP, your Notes will be treated as variable rate debt instruments for United States federal income tax purposes.  Under this characterization, you should include the interest payments on the Notes in ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes, and recognize capital gain or loss on the sale or retirement of your Notes equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your Notes.

For a further discussion of the variable rate debt instrument rules, please see the discussion under the heading “Tax Consequences—United States Taxation—Original Issue Discount—Variable Rate Debt Securities” in the accompanying prospectus.

Senior Floating Rate Notes, Due July 29, 2019 Royal Bank of Canada

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The discussion below supplements the discussion under “Tax Consequences—Canadian Taxation” in the accompanying prospectus, dated January 8, 2016, and under “Certain Income Tax Consequences—Canadian Taxation” in the accompanying prospectus supplement, dated January 8, 2016.

Noteholders Resident in Canada

The discussion under “Certain Income Tax Consequences—Canadian Taxation” in the accompanying prospectus supplement, dated January 8, 2016, applies to a noteholder who, at all relevant times, is a Resident Holder (as defined in the accompanying prospectus supplement).

Noteholders Not Resident in Canada

The following discussion applies to a noteholder who, at all relevant times, is a Non-resident Holder (as defined in the accompanying prospectus).

Interest paid or credited or deemed to be paid or credited on a Note to a Non-resident Holder will not be subject to Canadian non-resident withholding tax and there are generally no other taxes on income (including taxable capital gains) payable in respect of a Note or interest, discount or premium thereon by a Non-resident Holder.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan‘s particular circumstances before authorizing an investment in the debt securities.

Any purchaser or holder of debt securities or any interest therein will be deemed to have represented (both on behalf of itself and any plan) by its purchase and holding of the debt securities that either (1) it is not a plan and is not purchasing those debt securities on behalf of or with “plan assets” of any plan or (2) the purchase and holding of the debt securities will not constitute a non-exempt prohibited transaction under ERISA or the Internal Revenue Code.  In addition, any purchaser or holder of debt securities or any interest therein which is a non-ERISA arrangement will be deemed to have represented by its purchase or holding or, if applicable, exchange of the debt securities that its purchase and holding will not violate the provisions of any similar law.

For a further discussion of benefit plan investor considerations, please see the discussion under the heading “Benefit Plan Investor Considerations” in the accompanying prospectus, dated January 8, 2016.

CLEARANCE AND SETTLEMENT

The Notes will settle through DTC, and its indirect participants Euroclear, Clearstream and CDS.  For a description of DTC, Euroclear, Clearstream and CDS, see “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus, dated January 8, 2016.

Senior Floating Rate Notes, Due July 29, 2019 Royal Bank of Canada

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

On July 25, 2016, we entered into a terms agreement with the underwriters pursuant to the Distribution Agreement, dated April 30, 2015, as amended January 8, 2016, among us and the agents party thereto for the purchase and sale of the Notes.  We have agreed to sell to each of the underwriters, and each of the underwriters has agreed to purchase from us, the principal amount of the Notes shown opposite its name at the public offering price set forth above.

Name	Principal Amount of Notes
RBC Capital Markets, LLC	$87,000,000
Morgan Stanley & Co. LLC	$87,000,000
Wells Fargo Securities, LLC	$87,000,000
nabSecurities, LLC	$15,000,000
Academy Securities, Inc.	$3,000,000
ANZ Securities, Inc.	$3,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC	$3,000,000
Fifth Third Securities, Inc.	$3,000,000
Lloyds Securities Inc.	$3,000,000
Santander Investment Securities Inc.	$3,000,000
Standard Chartered Bank	$3,000,000
SunTrust Robinson Humphrey, Inc.	$3,000,000
Total	$300,000,000

Standard Chartered Bank will not effect any offers or sales of any Notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

The underwriters may sell the Notes to certain dealers at the public offering price, less a concession that will not exceed 0.100% of their principal amount.  The underwriters and those dealers may resell the Notes to other dealers at a reallowance discount that will not exceed 0.050% of their principal amount.  After the initial offering of the Notes, the concession and reallowance discounts on the Notes may change.

We estimate that the total offering expenses for the Notes, excluding underwriting discounts and commissions, will be approximately $78,000.

Subject to the terms and conditions of the terms agreement, the underwriters have agreed to purchase the Notes as principal, for their own account at a purchase price equal to the issue price specified on the front cover of this pricing supplement, less an underwriting discount of 0.150%.  To the extent the underwriters resell Notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the Notes as such term is defined in the Securities Act of 1933, as amended.  The underwriters have advised us that, if they are unable to sell all the Notes at the public offering price, the underwriters propose to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

In the future, the underwriters may repurchase and resell the Notes in market-making transactions.  For more information about the plan of distribution, the Distribution Agreement (of which the terms agreement forms a part) and possible market-making activities; see “Supplemental Plan of Distribution” in the accompanying prospectus supplement dated January 8, 2016.

We will deliver the Notes against payment therefor on July 29, 2016, which is the fourth scheduled business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any date more than three business days prior to delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in four business days (T + 4), to specify alternative settlement arrangements to prevent a failed settlement.

Senior Floating Rate Notes, Due July 29, 2019 Royal Bank of Canada

Conflicts of Interest

RBC Capital Markets, LLC is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121.  Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121.  The underwriters, with the exception of Standard Chartered Bank, are members of FINRA.  RBC Capital Markets, LLC is not permitted to sell the Notes to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Royal Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of Royal Bank.  The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area.  In relation to each member state of the European Economic Area (each, a “Member State”), no offer of Notes has been or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes referred to in (a) to (c) above shall result in a requirement for Royal Bank or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

This pricing supplement and the accompanying prospectus and prospectus supplement have been prepared on the basis that any offer of Notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. Accordingly any person making or intending to make an offer in that Member State of Notes which are the subject of the offering contemplated in this pricing supplement may only do so in circumstances in which no obligation arises for Royal Bank or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Royal Bank nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes in circumstances in which an obligation arises for Royal Bank or the underwriters to publish a prospectus for such offer.

Senior Floating Rate Notes, Due July 29, 2019 Royal Bank of Canada

For the purpose of this provision, the expression an “offer of Notes” in relation to any Notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC  (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom.  This pricing supplement and any other material in relation to the Notes are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The Notes are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. This pricing supplement and its contents should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement or any of its contents.

Hong Kong.  The Notes may not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (b) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore.  This pricing supplement and the accompanying prospectus and prospectus supplement have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement, the accompanying prospectus and prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Senior Floating Rate Notes, Due July 29, 2019 Royal Bank of Canada

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) or Section 276(4)(i)(B) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Senior Floating Rate Notes, Due July 29, 2019 Royal Bank of Canada

VALIDITY OF NOTES

The validity of the Notes will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, as to matters of New York law, and by Norton Rose Fulbright Canada LLP, Toronto, Ontario, as to matters of Canadian law and applicable matters of Ontario law.  Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

You should read this pricing supplement, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials.  You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Series G MTN prospectus supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm

•	Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.